Exhibit 3.1

0239852.09
mstratton AMD
Alison Lundergan Grimes
Kentucky Secretary of State
Received and Filed:
6/26/2015 1:38 PM
Fee Receipt: $40.00

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
FOR
PORTER BANCORP, INC.

Porter Bancorp, Inc. (the “Corporation”) files these Articles of Amendment pursuant to KRS 271B.6-020.

1.           The name of the corporation is Porter Bancorp, Inc. (the “Corporation”).

2.           The Amended and Restated Articles of Incorporation of the Corporation are hereby amended as follows:

(a)           Current Article IV, Section I is redesignated as Article IV, Section E.

(b)           A new Article IV, Section F is added to state the number, designation, relative rights, preferences and limitations of a new series of the Company’s Preferred Shares as fixed by the board of directors, which article shall read in its entirety as follows:

F.           Series G Participating Preferred Shares

Section 1.              Designation and Number of Shares. The shares of such series shall be designated as “Series G Participating Preferred Shares” (the “Series G Preferred Shares”), and the number of shares constituting such series shall be 35,200. Such number of shares of the Series G Preferred Shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series G Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

Section 2.              Dividends and Distributions. (a) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the Series G Preferred Shares with respect to dividends, the holders of Series G Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a Series G Preferred Share, in an amount per share (rounded to the nearest cent) equal to the Multiplier Number times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non-cash dividends or other distributions (other than (i) a dividend payable in Common Shares or Non-Voting Common Shares, or (ii) a subdivision of the outstanding Common Shares or Non-Voting Common Shares (by reclassification or otherwise)), declared on the Common Shares or Non-Voting Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Series G Preferred Share. As used herein, the “Multiplier Number” shall be 1,000; provided that if, at any time after June 29, 2015, there shall be any change in the Common Shares or Non-Voting Common Shares, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding Common Shares or Non-Voting Common Shares, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each Series G Preferred Share shall be in the same economic position as prior to such event.

(b)           The Corporation shall declare a dividend or distribution on the Series G Preferred Shares as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Shares or Non-Voting Common Shares (other than as described in Sections 2(a)(i) and 2(a)(ii)).

(c)           Dividends, to the extent payable as provided in Sections 2(a) and 2(b), shall begin to accrue and be cumulative on outstanding Series G Preferred Shares from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such Series G Preferred Shares, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of Series G Preferred Shares entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Series G Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series G Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

Section 3.              Voting Rights. In addition to any other voting rights required by law, the holders of Series G Preferred Shares shall have the following voting rights:

(a)           Each Series G Preferred Share shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of shareholders of the Corporation.

(b)           Except as otherwise provided herein or by law, the holders of Series G Preferred Shares and the holders of Common Shares shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation.

(c)           The Articles of Incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series G Preferred Shares without the affirmative vote of the holders of a majority of the outstanding Series G Preferred Shares, voting separately as a class.

(d)           Except as otherwise expressly provided herein, holders of Series G Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 4.              Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series G Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Series G Preferred Shares shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series G Preferred Shares;

(ii)          declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series G Preferred Shares, except dividends paid ratably on the Series G sreferred Shares and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled

(iii)         redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series G Preferred Shares; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series G Preferred Shares; or

    (iv)         redeem, purchase or otherwise acquire for value any Series G Preferred Shares, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series G Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series G Preferred Shares and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)          The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5.              Reacquired Shares. Any Series G Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the certificate of incorporation of the Corporation or as otherwise permitted under Kentucky law.

Section 6.              Liquidation, Dissolution and Winding-up. Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series G Preferred Shares unless, prior thereto, the holders of Series G Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of Series G Preferred Shares shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times (y) the aggregate amount to be distributed per share to holders of Common Shares or Non-Voting Common Shares, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series G Preferred Shares, except distributions made ratably on the Series G Preferred Shares and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

Section 7.              Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares or Non-Voting Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the Series G Preferred Shares shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each Common Share or Non-Voting Common Shares is changed or exchanged.

Section 8.              No Redemption. The Series G Preferred Shares shall not be redeemable.

Section 9.              Rank. The Series G Preferred Shares shall rank junior to all other series of the Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise, and shall rank senior to the Common Shares and Non-Voting Common Shares as to such matters.

Section 10.           Fractional Shares. Series G Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series G Preferred Shares.”

4.           The Amendment was duly adopted on June 24, 2015 by the board of directors of the Company without shareholder approval, which was not required.

5.           The foregoing amendment will be effective upon filing the Articles of Amendment with the Secretary of State of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 26th day of June, 2015.

PORTER BANCORP, INC.

By:	/s/ John T Taylor
Name:	John T. Taylor
Title:	President and Chief Executive Officer